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	EXHIBIT 11 - COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS
				PER SHARE

                                        						   Three Months Ended
			                                         			March 31        March 31
						                                           1997             1996
					                                         (Unaudited)


Net Earnings                                   $  233,307      $  197,724


Primary earnings per share:


Weighted average number of
 common shares outstanding                       5,891,911        5,769,589


Add:  Shares arising from the assumed
      exercise of stock options (as determined
      under the Treasury Stock Method)
                                                  							0                0



Weighted average of common and
 equivalent shares
                                           						5,891,911        5,769,589

Primary earnings per share                            $.04             $.03


Fully diluted earnings per share:

Weighted average number of common shares
 outstanding (as determined for the Primary
 earnings per share calculation above)          5,891,911        5,769,589

Add:  Additional shares arising from the assumed
 exercise of stock options (as determined
 under the Treasury Stock Method)                  78,576          114,247

Weighted average of common and equivalent
 shares
                                          						5,970,487        5,883,836

Fully diluted earnings per share                     $.04             $.03

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